Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Cidara Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

	Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Cidara Therapeutics, Inc. 2020 Inducement Incentive Plan	Other	225,000(3)	$11.270	$2,535,750	0.0001476	$375
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Cidara Therapeutics, Inc. 2024 Equity Incentive Plan	Other	3,225,586(4)	$11.270	$36,352,355	0.0001476	$5,366
	Total Offering Amounts					$38,888,105		$5,741
	Total Fee Offsets							–
	Net Fee Due							$5,741

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.0001 per share (“Common Stock”), of Cidara Therapeutics, Inc. (the “Registrant”) that become issuable under the Registrant’s 2020 Inducement Incentive Plan (the “Inducement Plan”) and the Registrant’s 2024 Equity Incentive Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)    This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on August 7, 2024, as reported on the Nasdaq Capital Market.
(3)    Represents an increase in the number of shares of Common Stock reserved for issuance under the Inducement Plan pursuant to an amendment to the Inducement Plan approved by the Compensation Committee of the Board of Directors of the Registrant on July 18, 2024.
(4)    Represents the sum of (i) 2,334,000 new shares of Common Stock reserved for issuance under the 2024 Plan, (ii) 165,125 shares of Common Stock that remained available for future grants under the Registrant’s 2015 Equity Incentive Plan (the “Prior Plan”) immediately prior to the July 18, 2024 effective date of the 2024 Plan (the “Effective Date”), and (iii) up to 726,461 shares of Common Stock subject to a stock award granted under the Prior Plan that is outstanding as of the Effective Date (each award, a “Prior Plan Award”) (or issued pursuant to a Prior Plan Award, as applicable) that on or after 12:01 a.m. Pacific Standard Time on the Effective Date: (A) are not issued because such Prior Plan Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Prior Plan Award having been issued; (B) are not issued because such Prior Plan Award or any portion thereof is settled in cash; (C) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares; (D) are reacquired or withheld (or not issued) by the Registrant to satisfy the exercise or purchase price of such Prior Plan Award; (E) are reacquired or withheld (or not issued) by the Registrant to satisfy the tax withholding obligation in connection with such Prior Plan Award; or (F) are repurchased by the Registrant on the open market with the proceeds of the exercise or purchase price of such Prior Plan Award.